UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 30, 2020

NETGEAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive
San Jose,	CA	95134
(Address, including zip code, of principal executive offices)

(408)	907-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s):	Name of each exchange on which registered
Common Stock, $0.001 par value	NTGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02	Results of Operations and Financial Condition.

On February 5, 2020, NETGEAR, Inc. (the “Company”) issued a press release announcing its financial results for its fourth fiscal quarter and full year ended December 31, 2019, the text of which is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 2.02 and the exhibit to this Current Report are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information furnished pursuant to this Item 2.02 and the exhibit to this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2020, the Compensation Committee of the Company’s Board of Directors approved the Company’s Executive Bonus Plan (the “Plan”). The material features of the Plan are described below. This summary is subject to, and qualified in its entirety by, the full text of the Plan, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Purpose

The purpose of the Plan is to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan seeks to accomplish this by paying awards under the Plan only after the achievement of the specified goals.

Eligibility to Participate

The Compensation Committee selects which of the Company’s employees (and employees of the Company’s affiliates) will be eligible to receive awards under the Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. However, it is expected that the Company’s Chief Executive Officer and all of the Chief Executive Officer’s direct reports will participate in the Plan in any year.

Target Awards and Performance Goals

Each performance period, the Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is generally expressed as a percentage of his or her base salary at the end of the fiscal year, but may be designated as a dollar amount or some other fashion as the Compensation Committee may determine. The performance goals may provide for a targeted level or levels of achievement, which may include (without limitation), one or more of the following:  cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return.

Actual Awards

The actual award that is payable to a participant is determined by applying the applicable formula to calculate the extent to which performance goals actually were achieved or exceeded. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award that otherwise would be payable under the applicable formula, and determine what actual award, if any, will be paid in the event of a termination of employment or a change of control prior to the end of the performance period.  The Compensation Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers. Actual awards generally are paid in cash within three and one-half months after the performance period ends.

Administration, Amendment and Termination

The Compensation Committee administers the Plan. Subject to the terms of the Plan, the Compensation Committee has the authority, in its discretion, to make any and all decisions regarding the administration of the Plan, including selecting employees eligible to receive awards, determining the target award for each participant, determining the performance goals that must be achieved before any actual awards are paid, determining formulas to increase or decrease an award to reflect actual performance versus the predetermined performance goals and interpreting the provisions of the Plan. The Compensation Committee may amend or terminate the Plan at any time and for any reason.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
99.1	Press Release, Dated February 5, 2020

99.2	Executive Bonus Plan

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 5, 2020

NETGEAR, INC.

By:	/s/ Bryan D. Murray
Bryan D. Murray
Chief Financial Officer